Exhibit (a)(5)(L)

Dicerna Announces Expiration of Hart-Scott-Rodino Act Waiting Period for Novo Nordisk Tender Offer to Acquire Dicerna

December 25, 2021 08:00 AM Eastern Standard Time

LEXINGTON, Mass.—(BUSINESS WIRE)—Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), in connection with Novo Nordisk’s cash tender offer for Dicerna expired at 11:59 p.m., Eastern Time, on December 24, 2021.

As previously announced on November 18, 2021, Novo Nordisk commenced a cash tender offer to purchase all outstanding shares of Dicerna common stock for $38.25 per share in cash, without interest and subject to any withholding of taxes. The expiration of the HSR waiting period satisfies one of the conditions necessary for the consummation of the tender offer. Other conditions remain to be satisfied, including, among others, a minimum tender of shares representing one more share than 50% of the sum of the total number of Dicerna shares outstanding at the time of the expiration of the offer. Unless the tender offer is extended, the offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on December 27, 2021.

About Dicerna

Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA) is a biopharmaceutical company focused on discovering, developing and commercializing medicines that are designed to leverage ribonucleic acid interference (RNAi) to silence selectively genes that cause or contribute to disease. Using our proprietary GalXC™ and GalXC-Plus™ RNAi technologies, Dicerna is committed to developing RNAi-based therapies with the potential to treat both rare and more prevalent diseases. By silencing disease-causing genes, Dicerna’s GalXC platform has the potential to address conditions that are difficult to treat with other modalities. Initially focused on disease-causing genes in the liver, Dicerna has continued to innovate and is exploring new applications of its RNAi technology with GalXC-Plus, which expands on the functionality and application of our flagship liver-targeted GalXC technology to tissues and cell types outside the liver, and has the potential to treat diseases across multiple therapeutic areas. In addition to our own pipeline of core discovery and clinical candidates, Dicerna has established collaborative relationships with some of the world’s leading pharmaceutical companies, including Novo Nordisk A/S, Roche, Eli Lilly and Company, Alexion Pharmaceuticals, Inc., Boehringer Ingelheim International GmbH and Alnylam Pharmaceuticals, Inc. Between Dicerna and our collaborative partners, we currently have more than 20 active discovery, preclinical or clinical programs focused on cardiometabolic, viral, chronic liver and complement-mediated diseases, as well as neurodegenerative diseases and pain. At Dicerna, our mission is to interfere – to silence genes, to fight disease, to restore health. For more information, please visit www.Dicerna.com.

Forward-Looking Statements

The information contained in this communication is as of December 25, 2021. Dicerna assumes no obligation to update forward-looking statements contained in this communication as the result of new information or future events or developments, except as may be required by law.

This communication contains forward-looking information related to Dicerna and the proposed acquisition of Dicerna that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed acquisition; the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the acquisition; statements about the expected timetable for completing the transaction; Dicerna’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Dicerna, Dicerna’s product candidates and Dicerna’s GalXC™ and GalXC-Plus™ RNAi technologies; and the anticipated timing of closing of the proposed acquisition.

Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition in the anticipated timeframe or at all; uncertainties as to how many of Dicerna’s stockholders will tender their shares of Dicerna common stock in the tender offer and the possibility that the acquisition does not close; the possibility that competing offers may be made; risks related to obtaining the requisite consents to the acquisition, including, without limitation and the timing (including possible delays); disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; the risks and uncertainties inherent in research and development, including risks associated with Dicerna’s ability to obtain and maintain necessary approvals from the FDA and other regulatory authorities; initiate preclinical studies and clinical trials of its product candidates; advance its product candidates in preclinical research and clinical trials; replicate in clinical trials positive results found in preclinical studies; advance the development of its product candidates under the timelines it anticipates in current and future clinical trials; obtain, maintain or protect intellectual property rights related to its product candidates; manage expenses; and raise the substantial additional capital needed to achieve its business objectives.

Further descriptions of risks and uncertainties relating to Dicerna can be found in Dicerna’s Registration Statement on Form S-1, as amended, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, and subsequent Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and https://investors.dicerna.com/investor-relations.

These forward-looking statements are based on numerous assumptions and assessments made by Dicerna in light of its experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes are appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Although it is believed that the expectations reflected in the forward-looking statements in this communication are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this communication.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Dicerna, nor is it a substitute for any tender offer materials that Novo Nordisk or Dicerna have filed with the SEC. Novo Nordisk has filed a Tender Offer Statement on Schedule TO with the SEC containing an offer to purchase all of the outstanding shares of Dicerna common stock for $38.25 per share, and Dicerna has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. DICERNA’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, have been sent to all stockholders of Dicerna at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Novo Nordisk or Dicerna. Copies of the documents filed with the SEC by Dicerna will be available free of charge on Dicerna’s internet website at https://investors.dicerna.com/investor-relations or by contacting Dicerna’s investor relations contact at +1 617-514-2275. Copies of documents filed by Novo Nordisk are available free of charge on Novo Nordisk’s internet website at www.novonordisk.com or by directing requests for such materials to the information agent for the offer, D.F. King, 48 Wall Street, 22nd Floor, New York, New York 10005, drna@dfking.com; stockholders may call toll free: (888) 542-7446, banks and brokers may call collect: (212) 269-5550.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Novo Nordisk and Dicerna file annual, quarterly and current reports and other information with the SEC. Novo Nordisk’s and Dicerna’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Contacts

Media:

Amy Trevvett

+1 617-612-6253

atrevvett@dicerna.com

Investors:

Kristen K. Sheppard, Esq.

+1 617-514-2275

ksheppard@dicerna.com

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